EXHIBIT 99.1

Reading International Announces Eleventh Consecutive Quarter of Positive
EBITDA(1)

• Revenue was up 18.8%, at $28.1 million for the 2004 Quarter versus 2003

• EBITDA(1) was up 106.3%, at $2.4 million for the 2004 Quarter versus 2003

Los Angeles, California, — (PR NEWSWIRE) – November 9th, 2004 – Reading International, Inc. (AMEX: RDI) announced today results for its third quarter ended September 30th, 2004.

Third Quarter 2004 Highlights

•	Completed acquisitions of 2 independent cinema circuits in Australia and New Zealand.

•	Revenue at $28.1 million increased 18.8% compared to $23.7 million in Q3 2003.

•	Eleventh consecutive quarter of positive EBITDA(1), at $2.4 million for the quarter, 106.3% higher than the $1.2 million for Q3 2003.

Third Quarter 2004 Discussion

     During the quarter, we completed two acquisitions.

•	First, at the beginning of July we completed the acquisition of the “Anderson Circuit” in Australia which gave us four existing cinemas with 22 screens and agreements to lease with respect to two additional cinemas (with an additional 15 screens) in two facilities currently under construction. It is anticipated that these two additional cinemas will both open before the end of the year. The purchase price of $6.2 million for the four existing cinemas is expected to yield an unleveraged return in excess of 18.0% and is meeting these expectations in our first quarter of trading. The two additional cinemas under construction are expected to yield an unleveraged return in excess of 20.0% on their estimated $4.9 million fit-out cost.

•	Second, at the end of August we acquired the “Movieland Circuit” in New Zealand which gave us six cinemas with 27 screens and the underlying fee interests of three of the cinema properties. Also acquired were the plans and permits for the

(1)	The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (#GAAP#). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the #Supplemental Data# table attached for a reconciliation of EBITDA to net income (loss).

development of an additional two screens at each of two of the cinemas, for a potential increase of four additional screens. Also, one of the locations includes a pub facility that is being rented to an unrelated third party tenant. The purchase price of $14.4 million is expected to yield an unleveraged blended return in excess of 15.0%. The lower yield reflects the fact that in the case of three of the cinemas, the underlying fee interest was also acquired.

     Revenue grew 18.8% to $28.1 million from $23.7 million in the 2003-quarter, assisted by currency effects and despite a flat quarter in the US and a down quarter in Puerto Rico. Revenue in Australia grew strongly even without the added assistance from currency and a full quarter of our Anderson acquisition. In New Zealand, as in Australia, currency positively affected our revenue. Even without this help the revenue coming from our core business was strong and was minimally affected in this quarter by our Movieland acquisition. In the USA, Australia and New Zealand, real estate income was strong for the quarter, reflecting higher tenancy rentals and higher occupancy rates. The quarter’s strong box office performers were led by “Shrek 2”, followed by “Spiderman 2” and “Fahrenheit 9/11”.

     We achieved our eleventh consecutive quarter of positive EBITDA(1), since the close of our consolidation transaction at the end of 2001. At $2.4 million, it was $1.3 million or 106.3% higher than last year’s quarter. $1.0 million came from operations, including the new acquisitions (approximately $300,000) and $300,000 from joint venture earnings.

     As a percent of revenue, operating expense remained relatively constant at 77.0% in the 2004 quarter compared to 77.8% in the 2003 quarter. Our ongoing focus on individual cinema expense levels was the primary driver for this. Increased rental revenue from our real estate holdings due to higher occupancy factors and renegotiated rent levels, without a corresponding increase in expense, was also a contributing factor.

     Depreciation and amortization grew $761,000 or 29.7% from $2.6 million to $3.3 million for the 2004 quarter. This increase was primarily driven by depreciation of assets acquired following the 2003 quarter.

     General and administrative expense grew $164,000 or 4.1%, from $4.0 million to $4.2 million in the 2004 quarter. This increase was the result of higher litigation expense and the high costs of implementing the requirements of the Sarbanes-Oxley Act.

     The only other significant driver for the better 2004 quarter compared to the 2003 quarter was, as already mentioned above, approximately $300,000 from joint venture earnings.

     As a result of the above, we reported a $2.2 million net loss for the 2004 quarter compared to a $2.6 million loss in the 2003 quarter. Once again, the continued strength of our EBITDA(1) at $2.4 million for the 2004 quarter was the significant achievement.

Nine Month 2004 Summary

•	Revenue increased by 11.0% to $76.5 million compared to $68.9 million in the 2003 nine month period. The increase in operating expenses of 11.5% was in line with the revenue increase.

•	Total revenue per screen increased to $301,118 from $294,296 or 2.3%, in the 2003 nine months.

•	Depreciation and amortization grew to $9.3 million from $7.5 in the 2003 nine months, driven by currency fluctuations and depreciation on newly acquired assets.

•	General and administrative expense increased to $11.3 million from $10.6 million in the 2003 nine months. Higher litigation expense and Sarbanes implementation costs, together with a one-time credit in the 2003 nine months for reimbursed litigation expense were the significant drivers.

•	Other income at $3.0 million was flat compared to the 2003 nine months. A realized currency gain in 2004 was the primary driver, as opposed to litigation settlement and option release income being the driver for the 2003 nine months.

•	Net loss increased to $4.1 million, or $0.19 per share, from a loss of $3.1 million, or $0.14 per share in the nine months of 2003.

•	EBITDA(1) for the nine months of 2004 at $8.4 million was higher by $870,000 when compared to the $7.5 million of the 2003 nine months. This increase was driven by the strong third quarter 2004 EBITDA(1) as explained above.

Balance Sheet

     Total assets at September 30, 2004 were $217.2 million compared to $222.9 million at December 31, 2003. The currency exchange rates for Australia and New Zealand as of September 30, 2004 were $0.7148 and $0.6692, respectively, and as of December 31, 2003, these rates were $0.7520 and $0.6557, respectively. As a result, currency had an overall negative effect on the balance sheet at September 30, 2004 compared to December 31, 2003.

     Cash and cash equivalents were down approximately $13.8 million at $7.9 million compared to $21.7 million at December 31, 2003. The decrease in cash was primarily driven by:

•	Cash used in the purchase of the Anderson circuit and the related fit-out costs of $6.2 million;

•	Cash used in the purchase of the Movieland circuit and related fee interests of $4.8 million;

•	Cash of $1.1 million paid for the acquisition of land adjacent to our Newmarket property in Brisbane, Australia;

•	Cash of $1.4 million expended on the Newmarket development project, to date

•	Cash of $600,000 deposited in connection with our acquisition of the Cinemas 1,2 and 3 fee interest in Manhattan; and

•	The negative currency effect from December 31, 2003.

     We believe that we have, or will have, sufficient borrowing capacity under our new Australian bank loan facilities and our new New Zealand bank loan facility to recoup substantially all of the working capital that we have invested in Australia and New Zealand this year, if we so choose.

     As a result of the above, our working capital has become negative at $16.1 million compared to a positive $0.8 million at December 31, 2003. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

     The resulting stockholders’ equity was $103.4 million at September 30, 2004 compared to $113.0 at December 31, 2003.

     As a result of the above acquisitions and including cinemas that are to be fitted-out under current heads of agreement, we will increase the size of worldwide circuit (including cinemas operated or managed through our joint venture partner in New Zealand) to forty nine cinemas with 321 screens.

Subsequent Events

     During the second quarter of 2004, the Company entered into a letter of intent with a possible purchaser of the Company’s cinemas in Puerto Rico specifying a sale price of approximately $6.5 million. These assets are currently carried on our books at $2.2 million. The term of that letter of intent has been extended to November 8, 2004. The sale of these cinemas remains subject to the negotiation and execution of definitive transactional documents. However, the drafting of those documents is in an advanced state. However, no assurances can be given that the letter of intent will eventually result in a sale of the Company’s cinemas in Puerto Rico.

     On August 4, 2004, the Company entered into an agreement to purchase for $12.0 million the approximately 7,840 square-foot fee interest underlying the ground lease underlying our current sublease in the Cinemas 1, 2 & 3 property located in Manhattan on 3rd Avenue between 58th Street and 59th Street, and made an initial deposit into escrow of $600,000. On October 29, 2004, the Company deposited an additional $200,000 for a total deposit of $800,000, to extend the closing date of that transaction to January 31, 2005.

     As indicated in our 2003 10-K filing, during 2002, the Company commenced antitrust litigation against a certain number of distributors and competitors alleging violations of antitrust laws with respect to first run film distribution to the Village East cinema in Manhattan. To date, the Company has reached settlements with Disney, Dreamworks and Loews and is currently in settlement discussions with several other defendants.

     As part of the Company’s acquisition of the New Zealand Movieland Circuit, the Company issued $9.6 million (NZ$14.3 million) in notes payable to the sellers with an understanding that $792,000 (NZ$1.2 million) of the notes payable would be convertible to Reading International Class A Common Stock. On October 22, 2004, the Company received notice from the sellers of their intent to convert the notes to Reading International Class A Common Stock consisting of 98,949 shares at a conversion price of $8.00 (NZ$11.94) per share (using a US$ to NZ$ exchange ratio of $0.67). The Company has also agreed with the sellers that, once they exercise their option to convert the portion of the sellers’ notes to Reading International Class A Common Stock, the sellers have the option to put to the Company the stock that they converted at $8.00 (NZ$11.94) per share at any time up to March 31, 2006.

Russell 3000® Index

     On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. On July 1, 2004, Reading International, Inc. was reaffirmed as a member of the Russell 2000® Index for the 2004/5 year.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;

•	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and

•	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

     Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

•	Reading brand,

•	Angelika Film Center brand (http://angelikafilmcenter.com/), and

•	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/),

•	in New Zealand, under the

•	Reading (http://www.readingcinemas.co.nz) and

•	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands,

•	and in Puerto Rico, under the CineVista brand.

     Statements in this release about the Company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the Company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statements of Operations	2004	2003	2004	2003
Revenue	$28,098	$23,656	$76,502	$68,911
Operating expense
Cinema/live theater/real estate	21,647	18,411	59,562	53,423
Depreciation and amortization	3,320	2,559	9,277	7,516
General and administrative	4,161	3,997	11,333	10,595

Operating loss	(1,030)	(1,311)	(3,670)	(2,623)
Interest expense, net	900	818	2,405	2,423
Other (income) expense	(230)	110	(2,984)	(2,761)
Income tax provision	327	322	762	607
Minority interest expense (income)	135	(18)	245	178

Net loss	$(2,162)	$(2,543)	$(4,098)	$(3,070)

Basic and diluted loss per share	$(0.10)	$(0.12)	$(0.19)	$(0.14)

EBITDA*	2,385	1,156	8,346	7,476

EBITDA change	+ 1,229		+ 870

* EBITDA presented above is net (loss) income adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA to the net (loss) income is presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net loss	$(2,162)	$(2,543)	$(4,098)	$(3,070)
Less: Interest expense, net	900	818	2,405	2,423
Add: Income tax provision	327	322	762	607
Less: Depreciation and amortization	3,320	2,559	9,277	7,516

EBITDA	$2,385	$1,156	$8,346	$7,476

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue
Cinema	$24,168	$20,579	$65,181	$59,656
Live theater	1,080	1,067	2,957	3,426
Rental/real estate	2,850	2,010	8,364	5,829

	28,098	23,656	76,502	68,911

Operating expense
Cinema	19,795	16,375	53,912	47,658
Live theater	681	770	1,848	2,064
Rental/real estate	1,171	1,266	3,802	3,701
Depreciation and amortization	3,320	2,559	9,277	7,516
General and administrative	4,161	3,997	11,333	10,595

	29,128	24,967	80,172	71,534

Operating loss	(1,030)	(1,311)	(3,670)	(2,623)
Non-operating (income) expense
Interest income	(190)	(173)	(785)	(495)
Interest expense	1,090	991	3,190	2,918
Other (income) expense	(230)	110	(2,984)	(2,761)

Loss before income taxes and minority interest	(1,700)	(2,239)	(3,091)	(2,285)
Income tax provision	327	322	762	607

Loss before minority interest	(2,027)	(2,561)	(3,853)	(2,892)
Minority interest expense (income)	135	(18)	245	178

Net loss	(2,162)	(2,543)	(4,098)	(3,070)

Basic loss per share	$(0.10)	$(0.12)	$(0.19)	$(0.14)
Weighted average number of shares outstanding – basic	21,899,290	21,899,286	21,899,290	21,847,468

Diluted loss per share	$(0.10)	$(0.12)	$(0.19)	$(0.14)
Weighted average number of shares outstanding – diluted	21,899,290	21,899,286	21,899,290	21,847,468

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(Unaudited)
	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$7,919	$21,735
Investment in marketable securities	33	85
Receivables	6,190	4,787
Inventory	767	518
Restricted cash	3,019	456
Prepaid and other current assets	3,702	2,612

Total current assets	21,630	30,193
Rental property, net	7,526	7,916
Property and equipment, net	130,564	119,439
Property held for development	25,356	26,396
Investment in joint ventures	7,306	4,482
Note receivable	—	13,000
Capitalized leasing costs, net	333	411
Intangible assets, net	11,408	12,248
Goodwill	8,847	5,090
Other noncurrent assets	4,244	3,691

Total assets	$217,214	$222,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$15,224	$13,222
Film rent payable	3,443	4,489
Notes payable – current portion	9,476	1,930
Income taxes payable	6,501	7,046
Deferred revenue	1,805	1,561
Other current liabilities	1,229	1,148

Total current liabilities	37,678	29,396
Notes payable – long-term portion	64,807	69,215
Deferred real estate revenue	754	1,143
Other noncurrent liabilities	10,531	10,133

Total liabilities	113,770	109,887

Commitments and contingencies	—	—
Minority interest in consolidated affiliates	4,093	4,488
Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 19,916,876 shares outstanding at September 30, 2004 and December 31, 2003	199	199
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized, 1,982,414 shares outstanding at September 30, 2004 and December 31, 2003	20	20
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	123,516	123,516
Accumulated deficit	(50,538)	(46,440)
Accumulated other comprehensive income	26,154	31,196

Total stockholders’ equity	103,444	112,979

Total liabilities and stockholders’ equity	$217,214	$222,866